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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Spigadoro, Inc. on Form S-3 and Form S-8 of our report dated April 16, 2001, appearing in the Annual Report on Form 10-K of Spigadoro, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in this Prospectus, which is part of this Registration Statement.


Milan, Italy
April 16, 2000